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                                                                     EXHIBIT 3.4


                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                       MOLECULAR SIMULATIONS INCORPORATED

         Molecular Simulations Incorporated (hereinafter called the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows, pursuant to Section 242 of the General Corporation Law of the State of Delaware:

         FIRST: That the Board of Directors of the Corporation, at a meeting held on ________, 1997, adopted a resolution setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation and directed that such proposed amendment be submitted to the stockholders of the Corporation for their consideration and approval. The resolution setting forth the proposed amendment is as follows:

         RESOLVED:                  That it is advisable and in the best
                                    interests of the Corporation that the
                                    Restated Certificate of Incorporation of the Corporation be amended in order to effect a change in Article IV of the Corporation's
                                    Restated Certificate of Incorporation by adding the following text immediately after the first paragraph of Article IV:

                                    "Effective at the time of filing with the Secretary of State of the State of Delaware of this Certificate of Amendment of Restated Certificate of Incorporation (the "Effective Time"), each share of the Corporation's Common Stock, par value $0.001 per share, issued and outstanding or held in treasury at the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be subdivided and converted into one-half of one share of Common Stock, par value $0.001 per share, of the Corporation. No fractional shares will be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder's fractional share based on the fair market value per share as of the Effective Time as determined in good faith by the Board of Directors."

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         SECOND: That the stockholders of the Corporation duly adopted such resolution by written consent in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware, and written notice of the adoption of such resolution has been given as provided in Section 228(d) of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Molecular Simulations Incorporated has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed by Michael J. Savage, its President, and attested by David B. Hiatt, its Secretary, this ___ day of ______, 1997.

                                        MOLECULAR SIMULATIONS INCORPORATED



                                        By:____________________________________
                                                 Michael J. Savage, President



ATTEST:



By:__________________________________
         David B. Hiatt, Secretary


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